Exhibit 99.1

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

AS OF DECEMBER 31, 2021

(dollars in thousands)

	Historical	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$29,555	$20,000	(a)	$49,555
Restricted cash	5,657	—		5,657
Mortgage loans held-for-sale	308,477	—		308,477
Mortgage servicing rights	749	—		749
Securitized mortgage trust assets	1,642,730	(1,642,730)	(b)	—
Other assets	35,603	17,500	(a)	53,103
Total assets	$2,022,771	$(1,605,230)		$417,541

Liabilities and Stockholders' equity
Warehouse borrowings	$285,539	$—		$285,539
Convertible notes, net	20,000	—		20,000
Long-term debt	46,536	—		46,536
Securitized mortgage trust liabilities	1,614,862	(1,614,862)	(b)	—
Other liabilities	45,898	—		45,898
Total liabilities	2,012,835	(1,614,862)		397,973
Total stockholders’ equity	9,936	9,380	(c)	19,316
Total liabilities and stockholders’ equity	$2,022,771	$(1,605,482)		$417,289

See accompanying notes to unaudited pro forma combined balance sheet.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(dollars in thousands)

	Historical	Adjustments		Pro Forma
Revenues
Gain on sale of loans, net	$65,294	$—		$65,294
Real estate services fees, net	1,144	—		1,144
Gain on mortgage servicing rights, net	34	—		34
Servicing expense, net	(432)	—		(432)
Other	279	—		279
Total revenues, net	66,319	—		66,319
Expenses
Personnel	52,778	—		52,778
General, administrative and other	21,031	(236)	(d)	20,795
Business promotion	7,395	—		7,395
Total expenses	81,204	(236)		80,968
Operating loss	(14,885)	236		(14,649)

Other income (expense)
Interest income	65,666	(59,021)	(e)	6,645
Interest expense	(63,268)	50,897	(e)	(12,371)
Gain on sale of net trust assets	—	20,788	(f)	20,788
Change in fair value of long-term debt	2,098	—		2,098
Change in fair value of net trust assets, including trust REO gains	6,582	(6,582)	(g)	—
Total other income, net	11,078	6,082		17,160
(Loss) earnings before income taxes	(3,807)	6,318		2,511
Income tax expense	71	—		71
Net (loss) earnings	$(3,878)	$6,318		$2,440

Other comprehensive loss
Change in fair value of instrument specific credit risk of long-term debt	(2,722)	—		(2,722)
Total comprehensive loss	$(6,600)	$6,318		$(282)

See accompanying notes to unaudited pro forma combined statement of operations.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(dollars in thousands)

Note 1.—Basis of Presentation

The unaudited pro forma balance sheet and statement of operations were derived from the historical consolidated financial statements of Impac Mortgage Holdings, Inc. (the Company) and certain assumptions that the Company believes are reasonable, which are described in the accompanying notes. The financial information has been adjusted in the unaudited pro forma financial information to give effect to pro forma events that are (i) directly attributable to the disposition of the long-term mortgage portfolio outlined in the Purchase, Sale and Assignment Agreement, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the results.

The unaudited pro forma financial information should be read in conjunction with the accompanying notes to the unaudited pro forma financial statements. In addition, the unaudited pro forma financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•	Audited historical consolidated financial statements of Impac Mortgage Holdings, Inc. as of and for the year ended December 31, 2021, and the related notes included in the Company’s Form 10-K for the year ended December 31, 2021;

Adjustments to the historical financials primarily include:

•	the disposition of certificates, and optional termination and loan purchase rights relating to 37 securitizations that comprise the entirely of net trust assets and liabilities within the long-term mortgage portfolio in the Company’s consolidated balance sheet;

•	exclusion of certain historical costs that will have a continuing impact on the results offset by transaction costs.

The unaudited pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The unaudited pro forma financial information is presented for information purposes only and does not purport to represent what our actual consolidated results of operations or the consolidated financial position would have been had the aforementioned transaction actually occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. All pro forma adjustments and their underlying assumptions are described more fully below in the notes to our unaudited pro forma financial information.

Note 2.—Pro Forma Presentation

(1)	Pro forma adjustments:

The pro forma adjustments are based on estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Represents the pro forma adjustments related to sale price of the long-term mortgage portfolio (net trust assets), $20.0 million of which was received on March 16, 2022, with the remaining $17.5 million recorded as a receivable, which is contingent upon the Company’s satisfaction of certain closing and payment release provisions set forth in the Sale Agreement.

(b)	Represents the pro forma adjustments related to the deconsolidation of securitized trust assets and liabilities as a result of sale of residual certificates and optional termination rights of the long-term mortgage portfolio.

(c)	Represents the gain on sale of net trust assets less deal costs, as if the transaction occurred on December 31, 2021.

(d)	Represents the pro forma adjustments related to a reduction in estimated costs directly attributable to the disposition of assets offset by transaction costs associated with the sale as if the transaction occurred on January 1, 2021;

a.	Year to date costs directly attributable to the disposition of assets, $488 thousand

b.	Transaction costs, $252 thousand

(e)	Represents pro forma adjustments related to a reduction of interest income and expense as a result of the deconsolidation of securitized trust assets and liabilities, as if the transaction occurred on January 1, 2021.

(f)	Represents the gain on sale of net trust assets as if the transaction occurred on January 1, 2021, which equals the sale price less the net book value as of December 31, 2020 ($37.5 million less $16.7 million).

(g)	Represents pro forma adjustments related to a reduction of change in fair value of net trust assets, including trust REO gains as a result of the deconsolidation of securitized trust assets and liabilities, as if the transaction occurred on January 1, 2021.